Exhibit 99
NEWS RELEASE

February 11, 2011

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
	News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Reports 2010 and Fourth-Quarter Earnings

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) today reported 2010 annual earnings of $2.44 per share, 32 cents per share lower than the prior year, when earnings totaled $2.76 per share.  Two unusual events (a 2009 one-time gain resulting from the sale of assets of 34 cents, and 52 cents worth of impairment taken during 2010 related to non-core investments in renewable energy) had significant impacts on the annualized results. Normalized for those items, 2010 earnings per share would have totaled $2.96, versus $2.42 in 2009.

“While earnings per share were lower in 2010 than they were in 2009, that outcome masks significant progress in our core operations. Our 2010 consolidated results reflect two non-cash impairment charges -- without which, earnings per share would have been higher than those of 2009 by 20 cents per share,” said Chairman of the Board, President and C.E.O. Steven V. Lant. “Our primary businesses, Central Hudson Gas & Electric and Griffith Energy Services, each showed improved earnings from continuing operations on a weather-normalized basis during 2010. We believe this favorable trend is something on which we can build in 2011.”

In describing the highlights of 2010, Lant said, “Central Hudson had an excellent year – competently restoring electric service following the worst storm in its history, entering into a three-year rate settlement, and improving both service reliability and customer satisfaction. Griffith likewise performed well in 2010, increasing the profitability from its streamlined Mid-Atlantic market region on a weather-normalized basis.”
Lant noted that another important development in 2010 was a change in strategic direction: “We will focus on our core energy delivery businesses going forward in order to achieve more predictable earnings growth with lower volatility. We began by strategically streamlining Griffith in 2009, and we are in the process of divesting our renewable energy portfolio. We will then concentrate on improving Central Hudson and Griffith further still in order to maximize benefit for both customers and shareholders,” he said.

CH Energy Group released the following 2010 results by business unit:

Central Hudson Gas & Electric Corporation

Central Hudson earned $2.86 per share in 2010, up by 84 cents per share, year over year. The improvement was related primarily to increased delivery revenues resulting from mid-year delivery rate increases, which were partially offset by higher expenses associated with tree trimming, electric service restoration after storms and depreciation expense.

“For the fourth quarter of 2010, Central Hudson posted earnings of 60 cents per share, down from the 62 cents per share reported for the same period of 2009,” said Lant. “Though the final three months of 2010 benefitted from higher delivery rates that covered rising operating costs for items such as tree trimming and storm restoration expense, the fourth-quarter results of 2009 had included an 11-cent-per-share favorable impact of a regulatory deferral petition related to uncollectible customer accounts.”

Griffith Energy Services

Griffith earned 11 cents per share during 2010, down from 76 cents per share in 2009, when the strategic sale of Northeast operations had added 40 cents to annual results. The loss of income from those discontinued operations also reduced year-over-year results by an additional 23 cents per share. Weather further depressed earnings by 4 cents per share. Lower expenses and bad debts helped to improve results during 2010, as did a slight increase in margins. However, conservation and other items negatively impacted annual results, as well.

“For the fourth quarter of 2010, Griffith posted earnings of 10 cents per share, down from the 48 cents per share posted last year, when the 40-cent gain (excluding 6 cents of taxes at the holding company level) was recorded due to the asset sale and the earnings from the discontinued operations contributed 4 cents per share,” Lant said. “Improved margins and reduced operating expenses during the fourth quarter of 2010 bode well for the continued health and performance of the right-sized Griffith.”

Other Businesses and Investments

Holding company CH Energy Group, Inc., Central Hudson Enterprises Corporation (CHEC) partnerships, and other investments posted a loss of 53 cents per share in 2010, due in large part to the 44-cent-per-share impairment taken in relation to an investment in ethanol and an 8-cent per share impairment related to a biomass investment. For the quarter, these businesses lost 10 cents per share, down from a 6-cent-per-share loss in 2009.

About CH Energy Group, Inc.: CH Energy Group, Inc. is predominantly a regulated transmission and distribution utility, headquartered in Poughkeepsie, NY. Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  CH Energy Group also operates Central Hudson Enterprises Corporation (CHEC), a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies energy products and services to approximately 57,000 customers in the Mid-Atlantic Region, as well as several renewable energy investments.

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Conference Call:  Mr. Lant will conduct a conference call with investors to review financial results at 10:00 a.m. (ET) today, February 11, 2011. Dial-in: 1-800-230-1059; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation.  A digitized replay of the call will be available from 12:30 p.m. (ET) on Feb. 11, 2011, until 11:59 p.m. on Feb. 18, 2011, by dialing 1-800-475-6701 and entering access code 189910. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com

Forward-Looking Statements –

Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group’s and Central Hudson’s future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: deviations from normal seasonal weather and storm activity; fuel prices; plant capacity factors; energy supply and demand; potential future acquisitions; the ability of the Company to divest non-core assets at acceptable prices within expected time frames, legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.  CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2010 (1)	2009 (2)
	(Thousands of Dollars)
ASSETS

UTILITY PLANT
Utility Plant	$1,397,874	$1,329,700
Less: Accumulated depreciation	395,776	375,434

	1,002,098	954,266
Construction work in progress	52,607	58,120

Net Utility Plant	1,054,705	1,012,386

OTHER PROPERTY AND PLANT - NET	68,313	43,653

CURRENT ASSETS
Cash and cash equivalents	29,420	73,436
Accounts receivable from customers - net	99,402	94,526
Fuel, materials and supplies	25,447	24,841
Fair value of derivative instruments	146	741
Regulatory assets	96,491	59,993
Income tax receivable	2,802	1,863
Special deposits and prepayments	22,869	21,290
Accumulated deferred income tax	-	300
Other	24,239	20,771

	300,816	297,761

DEFERRED CHARGES AND OTHER ASSETS	305,441	344,083

TOTAL	$1,729,275	$1,697,883

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Shareholders' Equity(3)	$537,632	$533,502
Non-controlling interest	172	1,385
Preferred Stock of subsidiary	21,027	21,027
Long-term debt	502,959	463,897

	1,061,790	1,019,811

CURRENT LIABILITIES
Current maturities of long-term debt	941	24,000
Accounts payable	57,059	43,197
Accrued interest	6,398	6,067
Dividends payable	8,774	8,777
Customer advances and deposits	27,036	31,029
Regulatory liabilities	18,596	29,974
Fair value of derivative instruments	13,183	13,837
Accumulated deferred income tax	6,052	-
Other	32,507	46,130

	170,546	203,011

DEFERRED CREDITS AND OTHER LIABILITIES	302,341	316,978

ACCUMULATED DEFERRED INCOME TAX	194,598	158,083

TOTAL	$1,729,275	$1,697,883

(1)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2010.

(2)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2009.

(3)	Shares outstanding at December 31, 2010 = 15,799,262. Shares outstanding at December 31, 2009 = 15,804,562.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2010	2009	2008
	(Thousands of Dollars)
Operating Revenues
Electric	$563,139	$536,170	$608,161
Natural Gas	156,795	174,137	189,546
Competitive business subsidiaries:
Petroleum products	220,518	193,288	312,764
Other	31,853	27,994	28,730
Total Operating Revenues	972,305	931,589	1,139,201

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	250,816	265,885	371,828
Purchased natural gas	75,189	107,221	129,649
Purchased petroleum	182,753	151,411	268,536
Other expenses of operation - regulated activities	224,955	194,383	167,805
Other expenses of operation - competitive business subsidiaries	53,301	54,338	57,355
Impairment on long-lived assets	2,116	-	-
Depreciation and amortization	40,048	37,703	35,258
Taxes, other than income tax	45,222	40,249	37,818
Total Operating Expenses	874,400	851,190	1,068,249

Operating Income	97,905	80,399	70,952

Other Income and Deductions
(Loss) income from unconsolidated affiliates	(318)	228	568
Interest on regulatory assets and other interest income	5,487	5,924	4,667
Impairment of investments	(11,408)	(1,299)	-
Regulatory adjustments for interest costs	(1,105)	(1,366)	766
Business development costs	(1,809)	(2,012)	(1,589)
Other - net	(1,508)	(1,259)	851
Total Other Income (Deductions)	(10,661)	216	5,263

Interest Charges
Interest on long-term debt	22,973	20,999	20,518
Interest on regulatory liabilities and other interest	6,115	4,797	3,774
Total Interest Charges	29,088	25,796	24,292

Income before income taxes, non-controlling interest and preferred dividends of subsidiary	58,156	54,819	51,923

Income taxes	18,954	20,392	19,314

Net Income from Continuing Operations	39,202	34,427	32,609

Discontinued Operations
Income from discontinued operations before tax	-	6,073	6,060
Gain from sale of discontinued operations	-	10,767	-
Income tax expense from discontinued operations	-	6,989	2,515
Net Income from Discontinued Operations	-	9,851	3,545

Net Income	39,202	44,278	36,154

Net (loss) income attributable to non-controlling interest:
Non-controlling interest in subsidiary	(272)	(176)	103
Dividends declared on Preferred Stock of subsidiary	970	970	970

Net income attributable to CH Energy Group	38,504	43,484	35,081

Dividends declared on Common Stock	34,161	34,119	34,086

Change in Retained Earnings	$4,343	$9,365	$995

Average number of common stock shares outstanding
Basic:	15,785	15,775	15,768
Diluted:	15,952	15,881	15,805

Income from continuing operations attributable to CH Energy Group common shareholders
Earnings per share - Basic:	$2.44	$2.13	$2.00
Earnings per share - Diluted:	$2.41	$2.12	$2.00

Income from discontinued operations attributable to CH Energy Group common shareholders
Earnings per share - Basic:	$-	$0.63	$-
Earnings per share - Diluted:	$-	$0.62	$-

Amounts attributable to CH Energy Group common shareholders:
Earnings per share - Basic:	$2.44	$2.76	$2.22
Earnings per share - Diluted:	$2.41	$2.74	$2.22

Dividends Declared Per Share	$2.16	$2.16	$2.16

CH ENERGY GROUP, INC.
EARNINGS PER SHARE BY SEGMENT

The chart below presents the change in earnings of CH Energy Group’s business units in terms of earnings for each share of CH Energy Group’s Common Stock.  Management believes this presentation is useful because it shows the relative contribution of the various business units to CH Energy Group's earnings.  Additionally, Management believes the normalization for certain events identified below within each period provides investors with the context around CH Energy Group's results that is important in enabling them to ascertain the likelihood that past performance is indicative of future performance.

Consolidated CH Energy Group	Year Ended		Three Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Central Hudson - Electric	$2.10	$1.60	$0.40	$0.47
Central Hudson - Natural Gas	0.76	0.42	0.20	0.15

Griffith	0.11	0.76	0.10	0.48

Other Businesses and Investments	(0.53)	(0.02)	(0.10)	(0.06)

Consolidated Earnings per Share (basic), as reported	$2.44	$2.76	$0.60	$1.04

Ethanol Investment Impairment	$(0.44)	$-	$-	$-
Biomass Investment Impairment	(0.08)	-	(0.08)	-
Griffith Divestiture	-	0.34	-	0.34

Consolidated Earnings per Share Normalized for above items	$2.96	$2.42	$0.68	$0.70

Consolidated Earnings per Share (diluted), as reported	$2.41	$2.74	$0.60	$1.04

The information above is considered a non-GAAP financial measure.  This information is not an alternative to earnings per share determined on a consolidated basis, which is the most directly comparable GAAP measure.  A reconciliation of each business unit's earnings per share to CH Energy Group's earnings per share, determined on a consolidated basis, is included in the table above.